Woodward Reports Fourth Quarter and Fiscal Year Results

FORT COLLINS, CO -- (Marketwire - November 16, 2010) - Woodward Governor Company (NASDAQ: WGOV) today reported financial results for its fourth quarter and fiscal year 2010. (All per share amounts are presented on a fully diluted basis.)

Quarterly Highlights

--  Net sales for the fourth quarter of fiscal 2010 were $412.0 million, an increase of 13 percent from $364.5 million in the fourth quarter of last year.

--  Earnings per share(1) were $0.47 for the quarter as compared with $0.34 for the same quarter last year.

--  Total EBIT(2) for the quarter was $56.2 million compared to
    $42.2 million in the fourth quarter of the prior year.

--  Free cash flow (defined as cash provided by operating activities less capital expenditures) for the fourth quarter of fiscal 2010 was
    $13.7 million.

"Earnings rose solidly for the quarter both sequentially and compared to the prior year. This reflects the effects of revenue increases driven by market recovery and share gains, as well as improved operating profitability," said Thomas A. Gendron, Chairman and Chief Executive Officer. "Our long-term strategic initiatives with respect to share gains in our primary markets are being realized."

Net sales for the fiscal 2010 fourth quarter were $412.0 million, an increase of 13 percent from $364.5 million for the 2009 fourth quarter. Foreign currency exchange rates had an unfavorable impact on net sales of approximately $5 million for the 2010 fourth quarter.

Net earnings(1) for the 2010 fourth quarter were $32.7 million, or $0.47 per share, compared with $23.8 million, or $0.34 per share, in the 2009 fourth quarter.

EBIT was $56.2 million for the fourth quarter of 2010 compared to $42.2 million for the fourth quarter of 2009. The current quarter EBIT was significantly impacted by sales volume increases across almost all reported business segments, partially offset by increased variable compensation. Foreign currency exchange rates had a negative impact on EBIT of approximately $2 million for the 2010 fourth quarter.

Recent economic events have caused variable compensation expense, which is tied to relative financial performance, to vary significantly from period-to-period. For the fourth quarter of 2010, variable compensation expense increased $4.2 million from the fourth quarter of 2009.

Quarterly Segment Results

"Three of our business segments achieved excellent financial performance in the fourth quarter of fiscal 2010. Our Airframe Systems segment continued to experience sales and earnings pressure largely due to the current business environment," continued Mr. Gendron. "Our earnings performance at both Turbine Systems and Engine Systems, as well as exceptional sales growth at Electrical Power Systems, indicate that our strategies are delivering improved financial results, while Airframe Systems performance continues to be a corporate priority."

Turbine Systems

Turbine Systems' segment net sales for the fourth quarter of fiscal 2010, which include intersegment sales, were $170.1 million, an increase of 15 percent from $148.4 million for the fourth quarter a year ago. Segment earnings for the fourth quarter of 2010 increased to $42.6 million from $32.0 million for the same quarter a year ago. Segment earnings as a percent of segment net sales were 25.1 percent this quarter compared to 21.6 percent in the same quarter of the prior year.

The sales increase was attributable to broad improvements in aerospace and industrial turbine demand and market share gains. Segment earnings benefitted from the increased sales volumes and improved operating leverage, price increases and favorable sales mix, partially offset by increased variable compensation expense.

Airframe Systems

Airframe Systems' segment net sales for the fourth quarter of fiscal 2010, which include intersegment sales, were $102.6 million, a decrease of 7 percent from $110.4 million in the fourth quarter a year ago. In August 2009, the Fuel and Pneumatics product line was sold, which contributed $3.7 million of net sales and $1.9 million of segment earnings in the fourth quarter a year ago. Airframe Systems' segment earnings for this quarter were $1.3 million compared to $12.0 million in the fourth quarter of 2009. Segment earnings as a percent of segment net sales were 1.3 percent this quarter compared to 10.9 percent reported in the same quarter for the prior year. Segment earnings excluding noncash amortization associated with the acquisition were $8.4 million, or 8.2 percent as a percent of segment net sales, compared to $18.3 million or 16.6 percent in the fourth quarter of 2009.

Sales remain at historically low levels for small business and regional jets on which we have significant content. Earnings were negatively impacted by the continued volume decline in sales, an adverse mix of product margins, increased variable compensation expense, and the effects of certain strategic refocusing initiatives.

Electrical Power Systems

Electrical Power Systems' segment net sales for the fourth quarter of fiscal 2010, which include intersegment sales, were $71.7 million, an increase of 34 percent from $53.7 million for the fourth quarter a year ago. Segment earnings for this quarter were $9.0 million compared to $5.1 million for the same quarter last year. Segment earnings as a percent of segment net sales were 12.6 percent this quarter compared to 9.5 percent in the same quarter for the prior year.

The sales increase was attributable to broad demand improvements. The fourth quarter of 2010's results reflected strong deliveries and increased share for our wind turbine inverter business. We also experienced a significant increase in sales related to our power station projects. The segment earnings improvement reflected the increased sales volumes and improved operating profitability, partially offset by sales mix and increases in variable compensation. Foreign currency exchange rates negatively impacted sales by approximately $4 million.

Engine Systems

Engine Systems' segment net sales for the fourth quarter of fiscal 2010, which include intersegment sales, were $94.5 million compared to $73.8 million for last year's fourth quarter, an increase of 28 percent. Segment earnings for this quarter increased to $8.8 million from $2.1 million for the same period a year ago. Segment earnings as a percent of segment net sales were 9.3 percent this quarter compared to 2.8 percent in the same quarter last year.

Engine Systems' sales increased substantially across most markets and product lines. Segment earnings improved due to the increased volumes and improved operating leverage, partially offset by increased variable compensation expense.

Nonsegment

Nonsegment expenses totaled $5.6 million for the fourth quarter of fiscal 2010, compared to $8.9 million for the same quarter last year. Nonsegment expenses were 1.4 percent of consolidated net sales for the fourth quarter of 2010 compared to 2.5 percent in the prior year quarter. The prior year quarter reflected approximately $3 million in costs associated with a global manufacturing related project impacting all business segments. Without these costs, nonsegment expenses were 1.6 percent in the fourth quarter of 2009.

Full Year 2010 Results

Net sales for fiscal 2010 were $1.457 billion, an increase of 2 percent from $1.430 billion last year. Net sales for the first six months of 2010 include sales of $117.3 million for Woodward HRT, which we acquired on April 3, 2009, for which there were no corresponding sales in the first six months of 2009.

Net earnings for fiscal 2010 were $110.8 million, or $1.59 per share, compared with $94.4 million, or $1.37 per share, in the same period last year. Earnings per share for fiscal 2010 included special tax benefits of $0.09, while 2009 included special net charges of $0.21 per share as detailed in the table below. Variable compensation expense increased $6.0 million in 2010 when compared to 2009, while foreign currency exchange rates had an insignificant impact on both net sales and net earnings for 2010.

Full year segment results can be found in the tables included herein.

               Special Items
                                ------------------------------------------
2010                             Three Months Ended        Year Ended
                                 September 30, 2010    September 30, 2010
                                --------------------- --------------------
                                           Per Share             Per Share
                                           ----------            ---------

Favorable resolutions of prior
 year tax matters               $        - $        - $   6,416  $    0.09
                                ========== ========== =========  =========

                                ------------------------------------------
2009                              Three Months Ended       Year Ended
                                  September 30, 2009   September 30, 2009
                                --------------------- --------------------
                                           Per Share             Per Share
                                           ----------            ---------
Purchase accounting - inventory
 basis step-up charge           $        -            $ (12,500)
Less: income tax benefit                 -                4,500
                                ----------            ---------
Net after income tax charge     $        - $        - $  (8,000) $   (0.12)
                                ---------- ---------- ---------  ---------

Workforce management and other
 charges                        $        -            $ (16,605)
Less: income tax benefit                 -                5,762
                                ----------            ---------
Net after income tax charge     $        - $        - $ (10,843) $   (0.16)
                                ---------- ---------- ---------  ---------

                                ----------            ---------
Favorable resolution of prior
 year tax issues                $        - $        - $   4,992  $    0.07
                                ---------- ---------- ---------  ---------

Total special charges           $        - $        - $ (13,851) $   (0.21)
                                ========== ========== =========  =========

Fiscal year 2010 EBIT was $183.8 million compared to $155.0 million in the prior year. Excluding pre-tax special charges of $12.5 million related to the purchase accounting for inventory basis step-up charge and $16.6 million related to workforce management and other charges (both highlighted in the table above), adjusted EBIT was $184.1 million in fiscal 2009. EBIT for the first six months of 2010 includes $14.4 million related to Woodward HRT for which there was no corresponding amount in the first six months of 2009.

Cash Flow, Financial Position and Other Matters

Net cash generated from operating activities decreased to $184.6 million for 2010 compared with $219.2 million for 2009. Free cash flow was $156.5 million for fiscal 2010 compared to $190.3 million for 2009. Capital expenditures for 2010 were $28.1 million compared with $28.9 million in 2009.

For the year ended September 30, 2010, total debt was reduced by $106.5 million. As a result, the ratio of debt-to-debt-plus-equity was 36.7 percent at September 30, 2010 compared to 44.6 percent at September 30, 2009.

Our effective tax rate for the full year 2010 was 28.2 percent compared to 22.9 percent for 2009. The difference in tax rate is largely the result of the impact of the U.S. research credit in 2009.

Outlook

"We expect that the recovery of our markets and expansion of our market share will continue into fiscal 2011," continued Mr. Gendron. "For 2011, we expect our sales to be between $1.55 billion and $1.65 billion. We also expect our diluted earnings per share to be between $1.75 and $1.90."

This outlook reflects a projected increase from 2010 of approximately $26 million or $0.25 per share in variable compensation expense at targeted levels.

Non-U.S. GAAP Financial Measures: EBIT (earnings before interest and taxes), adjusted EBIT, EBITDA (earnings before interest, taxes, depreciation and amortization) and free cash flow are financial measures not prepared and presented in accordance with accounting principles generally accepted in the United States of America (U.S. GAAP). Management uses EBIT to evaluate Woodward's performance without financing and tax related considerations, as these elements may not fluctuate with operating results. Management uses adjusted EBIT to evaluate Woodward's performance after eliminating certain special items that are of sufficient magnitude to make comparisons between years difficult. Management uses EBITDA in evaluating Woodward's operating performance, making business decisions, including developing budgets, managing expenditures, forecasting future periods, and evaluating capital structure impacts of various strategic scenarios. Management uses free cash flow, which is derived from cash flows provided by operating activities, in reviewing the financial performance of Woodward's various business segments and evaluating cash levels. Securities analysts, investors, and others frequently use EBIT, adjusted EBIT, EBITDA and free cash flow in their evaluation of companies, particularly those with significant property, plant, and equipment, and intangible assets that are subject to amortization. The use of these non-U.S. GAAP financial measures is not intended to be considered in isolation of, or as a substitute for, the financial information prepared and presented in accordance with U.S. GAAP. As EBIT, adjusted EBIT and EBITDA exclude certain financial information compared with net income, the most comparable U.S. GAAP financial measure, users of this financial information should consider the information that is excluded. Free cash flow does not necessarily represent funds available for discretionary use and is not necessarily a measure of our ability to fund our cash needs. Management's calculations of EBIT, adjusted EBIT, EBITDA and free cash flow may differ from similarly titled measures used by other companies, limiting their usefulness as comparative measures.

(1) Represents net earnings or earnings per share (as applicable)
    attributable to Woodward Governor Company (i.e., excluding any non-controlling interests).

(2) EBIT is defined as net earnings attributable to both Woodward Governor
    Company and any noncontrolling interest before interest and taxes.

Conference Call

Woodward will hold an investor conference call at 4:30 p.m. EST on Tuesday, November 16, 2010 to provide an overview of the financial performance for the fourth quarter and fiscal 2010, business highlights, and outlook for fiscal 2011. You are invited to listen to the live webcast of our conference call, or a recording, and view or download accompanying presentation slides at our website, www.woodward.com.

You may also listen to the call by dialing 1-866-256-9239 (domestic) or 1-703-639-1213 (international). Participants should call prior to the start time to allow for registration; the Conference ID is 1492430. An audio replay will be available by telephone from 8:00 p.m. EST on November 16, 2010 until 11:59 p.m. EST on November 18, 2010. The telephone number to access the replay is 1-888-266-2081 (domestic) or 1-703-925-2533 (international), reference access code 1492430.

About Woodward

Woodward is an independent designer, manufacturer, and service provider of energy control and optimization solutions. We are a global leader in energy control within the aerospace & defense and energy markets that we serve. Our components and integrated systems optimize performance of commercial aircraft, military aircraft, ground vehicles and other equipment, gas and steam turbines, wind turbines, including converters and grid related equipment, industrial diesel, gas and alternative fuel reciprocating engines, and electrical power systems. Our innovative fluid energy, combustion control, electrical energy, and motion control systems help customers offer more efficient, cleaner, and more reliable equipment. Our customers include leading original equipment manufacturers and end users of their products. Woodward is headquartered in Fort Collins, Colo., USA. Visit our website at www.woodward.com.

Information in this press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties, including, but not limited to, statements regarding future sales, earnings, liquidity, relative profitability, and the impact of economic conditions and downturns on Woodward. Readers are cautioned that these forward-looking statements are only predictions and are subject to risks, uncertainties, and assumptions that are difficult to predict. Factors that could cause actual results and the timing of certain events to differ materially from the forward-looking statements include, but are not limited to, the recent instability of the credit markets and other adverse economic and industry conditions; any failure to fully comply with the U.S. Government's satisfaction, with any of the terms of the civil and criminal settlements related to the U.S. Department of Justice's prior investigation of the pre-June 2005 government contract pricing practices of MPC Products Corporation and the related administrative agreement with the U.S. Department of Defense; Woodward's ability to implement and realize the intended effects of its restructuring efforts; Woodward's ability to manage its expenses relative to sales; the ability of Woodward's suppliers to meet their obligations; Woodward's ability to integrate acquisitions and manage the costs related thereto; Woodward's debt obligations, debt service requirements, and any limitations regarding its ability to operate its business and pursue business strategies and incur additional debt in light of certain restrictive covenants in its outstanding debt documents; unforeseen events that significantly reduce commercial airline travel; risks from operating internationally, including the impact on reported earnings from fluctuations in foreign currency exchange rates, and other risk factors described in Woodward's Annual Report on Form 10-K for the year ended September 30, 2010, to be filed shortly.

Woodward Governor Company and Subsidiaries
CONDENSED  CONSOLIDATED  STATEMENTS  OF  EARNINGS

                                Three Months Ended       Year Ended
                                  September 30,         September 30,
                                ------------------  ----------------------
(Unaudited - in thousands
 except per share amounts)        2010      2009       2010        2009
                                --------  --------  ----------  ----------
Net sales                       $412,003  $364,527  $1,457,030  $1,430,125
                                --------  --------  ----------  ----------
Costs and expenses:
  Cost of goods sold             287,682   262,176   1,021,516   1,029,095
  Selling, general, and
   administrative expenses        37,521    33,947     135,880     128,682
  Research and development costs  23,129    19,980      82,560      78,536
  Amortization of intangible
   assets                          8,643     7,951      35,114      26,120
  Restructuring and other
   charges                             -         -           -      15,159
  Interest expense                 6,861     9,499      29,385      33,629
  Interest income                   (182)     (229)       (509)     (1,131)
  Other income                    (1,170)   (2,106)     (2,004)     (3,081)
  Other expense                        4       403         213         640
                                --------  --------  ----------  ----------
Total costs and expenses         362,488   331,621   1,302,155   1,307,649
                                --------  --------  ----------  ----------
Earnings before income taxes      49,515    32,906     154,875     122,476
Income taxes                     (16,840)   (8,976)    (43,713)    (28,060)
                                --------  --------  ----------  ----------
Net earnings                      32,675    23,930     111,162      94,416
Net earnings attributable to
 noncontrolling interests, net
 of tax                                -      (113)       (318)        (64)
                                --------  --------  ----------  ----------
Net earnings attributable to
 Woodward                       $ 32,675  $ 23,817  $  110,844  $   94,352
                                ========  ========  ==========  ==========

Earnings per share amounts:
Basic earnings per share
 attributable to Woodward       $   0.48  $   0.35  $     1.62  $     1.39
Diluted earnings per share
 attributable to Woodward       $   0.47  $   0.34  $     1.59  $     1.37
                                ========  ========  ==========  ==========
Weighted average common shares
 outstanding:
Basic                             68,601    68,068      68,472      67,891
Diluted                           69,929    69,264      69,864      69,103
                                ========  ========  ==========  ==========
Cash dividends per share paid
 to Woodward common
 stockholders                   $  0.060  $  0.060  $    0.240  $    0.240
                                ========  ========  ==========  ==========

Woodward Governor Company and Subsidiaries
CONDENSED  CONSOLIDATED  BALANCE  SHEETS
                                                         At September 30,
(Unaudited - in thousands)                               2010       2009
                                                      ---------- ----------
Assets
 Current assets:
  Cash and cash equivalents                           $  105,579 $  100,863
  Accounts receivable                                    248,513    209,626
  Inventories                                            295,034    302,339
  Income taxes receivable                                 18,170     16,302
  Deferred income tax assets                              33,689     45,413
  Other current assets                                    18,157     21,701
                                                      ---------- ----------
    Total current assets                                 719,142    696,244
 Property, plant, and equipment-net                      193,524    208,885
 Goodwill                                                438,594    442,802
 Intangible assets - net                                 292,149    327,773
 Deferred income tax assets                                8,623      8,200
 Other assets                                             11,201     12,518
                                                      ---------- ----------
Total assets                                          $1,663,233 $1,696,422
                                                      ========== ==========

Liabilities and stockholders' equity
 Current liabilities:
  Short-term borrowings                               $   22,099 $        -
  Current portion of long-term debt                       18,493     45,569
  Accounts payable                                       107,468     81,108
  Income taxes payable                                     5,453      8,084
  Accrued liabilities                                    109,052    127,317
                                                      ---------- ----------
     Total current liabilities                           262,565    262,078
 Long-term debt, less current portion                    425,250    526,771
 Deferred income tax liabilities                          88,249     86,048
 Other liabilities                                        83,975    110,010
                                                      ---------- ----------
 Total liabilities                                       860,039    984,907
 Stockholders' equity                                    803,194    711,515
                                                      ---------- ----------
Total liabilities and stockholders' equity            $1,663,233 $1,696,422
                                                      ========== ==========

Woodward Governor Company and Subsidiaries
CONDENSED  CONSOLIDATED  STATEMENTS  OF  CASH FLOWS
                                                           Year Ended
                                                          September 30,
                                                      --------------------
(Unaudited - in thousands)                              2010       2009
                                                      ---------  ---------
Net cash provided by operating activities             $ 184,572  $ 219,227
                                                      ---------  ---------

Cash flows from investing activities:
Business acquisitions, net of cash acquired             (25,000)  (749,820)
Payments for purchase of property, plant, and
 equipment                                              (28,104)   (28,947)
Proceeds from sale of other assets                          312     16,637
Disposal of Fuel and Pneumatics product line                660     48,000
                                                      ---------  ---------
Net cash used in investing activities                   (52,132)  (714,130)
                                                      ---------  ---------

Cash flows from financing activities:
Cash dividends paid                                     (17,085)   (16,864)
Proceeds from sales of treasury stock                     1,999      4,631
Payments for repurchases of common stock                 (4,513)      (866)
Excess tax benefits from stock compensation               5,115      2,695
Purchase of noncontrolling interest                      (8,120)         -
Proceeds from issuance of long-term debt                      -    620,000
Payments of long-term debt                             (128,420)   (92,392)
Borrowings on revolving lines of credit and
 short-term borrowings                                  106,019    145,702
Payments on revolving lines of credit and short-term
 borrowings                                             (83,980)  (149,731)
Payment of long-term debt assumed in MPC acquisition          -    (18,610)
Payment for cash flow hedge                                   -     (1,308)
Debt issuance costs                                           -     (5,892)
                                                      ---------  ---------
Net cash provided by (used in) financing activities    (128,985)   487,365
                                                      ---------  ---------
Effect of exchange rate changes on cash and cash
 equivalents                                              1,261     (1,432)
                                                      ---------  ---------
Net change in cash and cash equivalents                   4,716     (8,970)
Cash and cash equivalents at beginning of period        100,863    109,833
                                                      ---------  ---------
Cash and cash equivalents at end of period            $ 105,579  $ 100,863
                                                      =========  =========

Woodward Governor Company and Subsidiaries
CONDENSED  CONSOLIDATED  STATEMENTS  OF  EARNINGS

                              Three Months Ended          Year Ended
                                September 30,           September 30,
                            ----------------------  ----------------------
(Unaudited - in thousands)     2010        2009        2010        2009
                            ----------  ----------  ----------  ----------
Segment net sales *:
Turbine Systems             $  170,136  $  148,353  $  610,833  $  632,222
Airframe Systems               102,557     110,352     379,284     321,956
Electrical Power Systems        71,721      53,718     230,331     243,146
Engine Systems                  94,500      73,838     326,668     340,995
                            ----------  ----------  ----------  ----------
Total segment net sales     $  438,914  $  386,261  $1,547,116  $1,538,319
                            ==========  ==========  ==========  ==========
Intersegment net sales:
Turbine Systems             $   (2,313) $   (3,149) $   (9,457) $  (14,272)
Airframe Systems                (1,202)       (785)     (3,102)     (2,947)
Electrical Power Systems       (13,622)     (9,176)    (43,540)    (48,146)
Engine Systems                  (9,774)     (8,624)    (33,987)    (42,829)
                            ----------  ----------  ----------  ----------
Total consolidated net
 sales                      $  412,003  $  364,527  $1,457,030  $1,430,125
                            ==========  ==========  ==========  ==========
Segment earnings**:
Turbine Systems             $   42,630  $   31,978  $  142,993  $  136,120
As a percent of segment
 sales                            25.1%       21.6%       23.4%       21.5%
Airframe Systems                 1,341      11,979      11,578      11,023
As a percent of segment
 sales                             1.3%       10.9%        3.1%        3.4%
Electrical Power Systems         9,014       5,087      24,268      35,891
As a percent of segment
 sales                            12.6%        9.5%       10.5%       14.8%
Engine Systems                   8,833       2,074      27,346      18,454
As a percent of segment
 sales                             9.3%        2.8%        8.4%        5.4%
                            ----------  ----------  ----------  ----------
Total segment earnings          61,818      51,118     206,185     201,488
Nonsegment expenses             (5,624)     (8,942)    (22,434)    (46,514)
                            ----------  ----------  ----------  ----------
EBIT                            56,194      42,176     183,751     154,974
Interest expense and
 income, net                    (6,679)     (9,270)    (28,876)    (32,498)
                            ----------  ----------  ----------  ----------
  Consolidated earnings
   before income taxes      $   49,515  $   32,906  $  154,875  $  122,476
                            ==========  ==========  ==========  ==========

Capital expenditures        $    9,270  $   11,032  $   28,104  $   28,947
Depreciation expense            10,518       9,931      40,502      37,828
                            ==========  ==========  ==========  ==========

*  This schedule reconciles segment sales, which include intersegment sales, with consolidated external sales.

** This schedule reconciles segment earnings, which excludes certain costs, to consolidated earnings before taxes.

Woodward Governor Company and Subsidiaries
RECONCILIATION  OF  NET  EARNINGS  TO  EBIT  AND  EBITDA

                                    Three Months Ended      Year Ended
                                      September 30,       September 30,
                                    ------------------  ------------------
(Unaudited - in thousands)            2010      2009      2010      2009
                                    --------  --------  --------  --------
Net earnings                        $ 32,675  $ 23,930  $111,162  $ 94,416
Income taxes                          16,840     8,976    43,713    28,060
Interest expense                       6,861     9,499    29,385    33,629
Interest income                         (182)     (229)     (509)   (1,131)
                                    --------  --------  --------  --------
EBIT                                  56,194    42,176   183,751   154,974
Amortization of intangible assets      8,643     7,951    35,114    26,120
Depreciation expense                  10,518     9,931    40,502    37,828
                                    --------  --------  --------  --------
EBITDA                              $ 75,355  $ 60,058  $259,367  $218,922
                                    ========  ========  ========  ========

EBIT                                $ 56,194  $ 42,176  $183,751  $154,974
Purchase accounting - inventory
 basis step-up charge                      -         -         -    12,500
Workforce management and other
 charges                                   -         -         -    16,605
                                    --------  --------  --------  --------
ADJUSTED EBIT                       $ 56,194  $ 42,176  $183,751  $184,079
                                    ========  ========  ========  ========

EBIT (earnings before interest and taxes), adjusted EBIT and EBITDA (earnings before interest, taxes, depreciation, and amortization) are non-U.S. GAAP financial measures. Management uses EBIT to evaluate Woodward's performance without financing and tax related considerations, as these elements may not fluctuate with operating results. Management uses adjusted EBIT to evaluate Woodward's performance after eliminating certain special items that are of sufficient magnitude to make comparisons between years difficult. Management uses EBITDA in evaluating Woodward's operating performance, making business decisions, including developing budgets, managing expenditures, forecasting future periods, and evaluating capital structure impacts of various strategic scenarios. Securities analysts, investors, and others frequently use EBIT, adjusted EBIT and EBITDA in their evaluation of companies, particularly those with significant property, plant, and equipment, and intangible assets that are subject to amortization. The use of these non-U.S. GAAP financial measures is not intended to be considered in isolation of, or as a substitute for, the financial information prepared and presented in accordance with U.S. GAAP. As EBIT, adjusted EBIT and EBITDA exclude certain financial information compared with net income, the most comparable U.S. GAAP financial measure, users of this financial information should consider the information that is excluded. Management's calculations of EBIT, adjusted EBIT and EBITDA may differ from similarly titled measures used by other companies, limiting their usefulness as comparative measures.

Woodward Governor Company and Subsidiaries
RECONCILIATION  OF  CASH  FLOW  FROM  OPERATIONS TO FREE CASH FLOW

                                    Three Months Ended      Year Ended
                                      September 30,       September 30,
                                    ------------------  ------------------
(Unaudited - in thousands)            2010      2009      2010      2009
                                    --------  --------  --------  --------

Net cash provided by operating
 activities                         $ 22,963  $103,495  $184,572  $219,227
Capital expenditures                  (9,270)  (11,032)  (28,104)  (28,947)
                                    --------  --------  --------  --------
Free cash flow                      $ 13,693  $ 92,463  $156,468  $190,280
                                    ========  ========  ========  ========

Free cash flow is a non-U.S. GAAP financial measure. Management uses free cash flow, which is derived from cash flows provided by operating activities, in reviewing the financial performance of Woodward's various business segments and evaluating cash levels. Securities analysts, investors, and others frequently use free cash flow in their evaluation of companies, particularly those with significant property, plant, and equipment, and intangible assets that are subject to amortization. The use of this non-U.S. GAAP financial measure is not intended to be considered in isolation of, or as a substitute for, the financial information prepared and presented in accordance with U.S. GAAP. Free cash flow does not necessarily represent funds available for discretionary use and is not necessarily a measure of our ability to fund our cash needs. Management's calculation of free cash flow may differ from similarly titled measures used by other companies, limiting its usefulness as a comparative measure.

CONTACT:
Robert F. Weber, Jr.
Chief Financial Officer and Treasurer
970-498-3112